Exhibit 99.1

                                                                                            NEWS RELEASE

FOR IMMEDIATE RELEASE

Vail Resorts Contacts:
Media Relations: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com
Investor Relations: Jeff Jones, CFO, (970) 845-2552, jwjones@vailresorts.com

VAIL RESORTS ANNOUNCES A CONTRACT TO SELL THE SNAKE RIVER LODGE & SPA
s	Sale price of $32.5 million
s	RockResorts will continue to manage the hotel under a 15-year agreement

VAIL, Colo. - December 22, 2005 - Vail Resorts, Inc. (NYSE: MTN) announced today that one of its subsidiary companies has entered into a contract to sell the Snake River Lodge & Spa, located in Jackson Hole, Wyo., for $32.5 million to an investment group led by Lodging Capital Partners, a private, Chicago-based hospitality investment firm (“LCP”). The transaction price equates to a valuation of approximately $369,300 per hotel key. The sale price is subject to adjustment based on certain provisions of the agreement and the transaction is scheduled to close in January 2006, subject to certain closing conditions. After the transaction is completed, the hotel will retain its current name and continue to be branded as a RockResort, through 2021, under a 15-year management contract with LCP.

The Company purchased a 51 percent interest in the 88-room hotel in December 2000 and purchased the remaining 49 percent interest in May 2005. The Snake River Lodge & Spa is located at the base of the Jackson Hole Mountain Resort in Teton Village, Wyo. The hotel manages 46 luxury condominiums and also features ski-in access, a full-service Avanyu Spa and the award-winning GameFish restaurant.

Adam Aron, Vail Resorts chairman and chief executive officer, commented, “Vail Resorts is pleased to announce the sale of the Snake River Lodge & Spa. This sale is beneficial for Vail Resorts as we will retain management of the hotel, through our RockResorts subsidiary, for 15 years while at the same time continuing our strategy of capitalizing on current robust hotel market valuations. The price we will receive for the foregone Resort Reported EBITDA resulting from the hotel’s sale represents a significant premium of about 50 percent above the multiples of

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VAIL RESORTS, INC.
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Resort Reported EBITDA historically used in the valuation of Vail Resorts, before even considering the ongoing revenue stream from the new 15-year management agreement. We also believe that the competitive bidding process coordinated by Jones Lang LaSalle Hotels identified an exceptional buyer for the hotel and we look forward to working closely with the principals of Lodging Capital Partners for many years to come.”

Steve Kisielica, principal of Lodging Capital Partners, added, “We are excited about adding the Snake River Lodge & Spa to our growing portfolio of luxury hotels and resorts.  The significant growth opportunities at this property include a condo-hotel expansion as well as the potential to add additional guestrooms.  We believe RockResorts, coupled with the expertise of Vail Resorts’ development team, is the perfect partnership for us to help maximize this value potential.”

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development, and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

The Company uses the term “Resort Reported EBITDA” when reporting financial results, in accordance with SEC rules regarding the use of non-GAAP financial measures. The Company defines Resort Reported EBITDA as the combination of the Mountain and Lodging segments’ net revenue less operating expense plus equity investment income or loss.

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VAIL RESORTS, INC.
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Statements in this press release, other than statements of historical information, are forward- looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including the possibility that the closing of the Snake River Lodge & Spa sale will not occur, or will occur on financial terms other than as described above; and adverse changes in the hotel markets. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Investors are also directed to other risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2005 and other documents filed by the Company with the Securities and Exchange Commission.

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